Filed pursuant to Rule 424(b)(5)

Registration No. 333-232402

PROSPECTUS SUPPLEMENT

(To the Prospectus Supplement Dated December 23, 2020

To the Prospectus Dated July 12, 2019)

Up to $8,800,000

Common Stock

This prospectus supplement amends and supplements the information in the prospectus, dated July 19, 2019 (the “Prospectus”), filed with the Securities and Exchange Commission as a part of our registration statement on Form S-3 (File No. 333-232402), as previously supplemented by our prospectus supplement, dated December 23, 2020 (the “Prior Supplement” and together with the Prospectus, the “Prior Prospectus”), relating to the offer and sale of up to $15,000,000 of our common stock, par value $0.0001 per share, pursuant to the At-the-Market Sales Agreement (the “Sales Agreement”), we previously entered into with Virtu Americas LLC (“Virtu”). This prospectus supplement should be read in conjunction with the Prior Prospectus, and is qualified by reference thereto, except to the extent that the information herein amends or supersedes the information contained in the Prior Prospectus. This prospectus supplement is not complete without, and may only be delivered or utilized in connection with, the Prior Prospectus and any future amendments or supplements thereto.

To date, we have sold 1,594,285 shares of our common stock for aggregate gross sale proceeds of $6,122,650.29 in accordance with the Sales Agreement under the Prior Prospectus. We are filing this prospectus supplement to amend the Prior Prospectus because we are now subject to General Instruction I.B.6 of Form S-3, which limits the amounts that we may sell under the registration statement of which this prospectus supplement and the Prior Prospectus are a part. After giving effect to these limitations and the current market value of shares of our common stock held by non-affiliates, and after giving effect to the terms of the Sales Agreement, we currently may offer and sell shares of common stock having an aggregate offering price of up to $8,800,000 under the Sales Agreement, which amount is in addition to the shares of common stock that we have sold to date in accordance with the Sales Agreement under the Prior Prospectus.. If the market value of shares of our common stock held by non-affiliates increases such that we may sell a greater amount of additional shares of common stock under the Sales Agreement and the registration statement of which this prospectus supplement and the Prior Prospectus are a part, we will file another prospectus supplement prior to making such sales.

Our common stock is listed on the Nasdaq Capital Market under the symbol “CLIR.” On April 13, 2022, the last reported sale price of our common stock on the Nasdaq Capital Market was $1.38 per share.

The aggregate market value of shares of our common stock held by non-affiliates as of the date hereof pursuant to General Instruction I.B.6 of Form S-3 is $45,028,101, which was calculated based on 25,878,219 shares of our common stock outstanding held by non-affiliates and at a price of $1.74 per share, the closing price of our common stock on April 4, 2022. As of the date hereof, we have not offered or sold any securities pursuant to General Instruction I.B.6 of Form S-3 during the prior 12 calendar month period that ends on and includes the date hereof. As a result of the limitations of General Instruction I.B.6 of Form S-3, and in accordance with the terms of the Sales Agreement, we are registering the offer and sale of shares of our common stock having an aggregate offering price of up to $8,800,000 from time to time through Virtu.

Investing in our common stock involves a high degree of risk. Please read the information contained in and incorporated by reference under the heading “Risk Factors” beginning on page S-8 of the Prior Prospectus, under the heading “Risk Factors” beginning on page 7 of the Prospectus and the risk factors described in our most recent Annual Report on Form 10-K and in the documents that are incorporated by reference into this prospectus supplement and the Prior Prospectus, and under similar headings in the other documents that are filed after the date hereof and incorporated by reference into this prospectus supplement and the Prior Prospectus as they may be amended, updated or modified periodically in our reports filed with the Securities and Exchange Commission.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is April 14, 2022.